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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported):  March 9, 1998



                           NRG Generating (U.S.) Inc.
               (Exact name of Registrant as Specified in Charter)



          Delaware                1-9208                 59-2076187
      (State or other        (Commission File           (IRS Employer
      jurisdiction of             Number)          Identification Number)
       incorporation)
                                   ___________

  1221 Nicollet Mall, Minneapolis, Minnesota                 55403
  (Address of principal executive offices)                 (Zip Code)


  Registrant's telephone number, including area code (612) 373-8834

    (Former name or former address, if changed since last report)


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ITEM 5.  Other Events.

     On March 9, 1998, NRG Generating (U.S.) Inc. (the "Company") announced that it has received notice from PECO Energy, the producer of electric power from the Grays Ferry Cogeneration Partnership, that PECO Energy believes that the applicable power purchase agreements between PECO Energy and the Grays Ferry Cogeneration Partnership are no longer in effect. PECO Energy has claimed that recovery from its ratepayers of the costs of its agreements with the Grays Ferry partnership is precluded by recent Pennsylvania legislation and a recent order of the Pennsylvania Public Utility Commission, and that this purported circumstance has caused the power purchase agreements to no longer remain in effect. PECO Energy has further taken the position that it is willing to continue purchasing electricity from the 150MW cogeneration project owned by the Grays Ferry partnership only at market-based rates, and that it is obligated to pay for electricity already provided to PECO Energy only at market-based rates. As a result, PECO Energy has paid the Grays Ferry partnership an amount in response to its initial invoice for electric power (for the January 1998 billing period) at substantially less than the contracted.

     The Grays Ferry project is a 150 MW natural gas-fired cogeneration project located in Philadelphia, Pennsylvania. The Company, Trigen Energy and an affiliate of PECO Energy each own one-third of the Grays Ferry project through their respective subsidiaries. The Company indicated in its announcement that its preliminary assessment was that the Grays Ferry project would not generate cash flow sufficient to meet its obligations on a continuing basis if the partnership were to sell electric power at the rates PECO Energy proposed to pay.

     In addition, the Company announced that its subsidiary, NRGG (Schuylkill) Cogeneration Inc., had filed a lawsuit on March 9, 1998 against PECO Energy Company seeking to enjoin PECO Energy from terminating its power purchase agreements with the Grays Ferry Cogeneration Partnership and to compel PECO Energy to pay the electricity rates set forth in the agreements. Also named as defendants in the lawsuit are Adwin (Schuylkill) Cogeneration, Inc., which is an indirect, wholly-owned subsidiary of PECO Energy and a one-third owner of the Grays Ferry Cogeneration Partnership, and the Pennsylvania Public Utility Commission. The Company's subsidiary has joined with the Grays Ferry Cogeneration Partnership and two affiliates of Trigen Energy in initiating the litigation. In addition to declaratory and injunctive relief, the litigation seeks damages against PECO Energy to be proven at trial in an amount in excess of $200 million, punitive damages and attorneys' fees and costs. The lawsuit asserts claims against PECO Energy and its affiliate which include breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duties and tortious interference with a long term contract which a Trigen Energy affiliate has entered into for the sale of steam which is to be produced predominantly by the Grays Ferry project. The lawsuit was filed in the United States District Court for the Eastern District of Pennsylvania. Among other things, this lawsuit seeks to establish, as quickly and conclusively as possible, that PECO Energy's position is groundless. The lawsuit further seeks to compel PECO Energy to take the necessary actions before the Pennsylvania Public Utility Commission to seek recovery of its costs under the power purchase agreements and seeks a declaratory judgment that such costs are recoverable under applicable law.

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     The Company's statement of its preliminary assessment of the ability of the Grays Ferry project to meet its continuing obligations if it were to sell electric power at market-based rates is a forward-looking statement within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which involves risks and uncertainties, including the uncertainties inherent in projecting many of the project's future costs and future market-based rates for the purchase of electricity, which may vary due to regulatory changes, changes in market conditions and other factors which are outside the control of the Company.

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   Signatures

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   NRG GENERATING (US.) INC.


                               /s/  Timothy P. Hunstad
                               By:  Timothy P. Hunstad
                               Vice President and Chief Executive Officer


Date:  March 9, 1998

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